EXHIBIT 23(b)

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Old Kent Financial Corporation:

As independent public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Form S-8 for the Old Kent Financial Corporation Stock Option Plan For Optionholders of Grand Premier Financial, Inc. of our report dated January 14, 1999, included in Old Kent Financial Corporation's Annual Report on Form 10-K for the year ended December 31, 1998 and to all references to our Firm included in this Registration Statement.

/s/Arthur Andersen LLP

Chicago, Illinois
March 28, 2000